FORM OF
                             PLAN OF DISTRIBUTION
                                      OF
                                    [FUND]
                                RELATING TO ITS
                                 CLASS B SHARES

  WHEREAS, [Name of Fund] (the "Fund") is a Maryland Corporation that offers shares of common stock;

  WHEREAS, American Funds Distributors, Inc. ("AFD") or any successor entity designated by the Fund (AFD and any successor collectively are referred to as "Distributor") will serve as distributor of the shares of common stock of the Fund, and the Fund and Distributor are parties to a principal underwriting agreement (the "Agreement");

  WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to authorize the Fund to bear expenses of distribution of its Class B shares; and

  WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders;

  NOW, THEREFORE, the Fund adopts this Plan as follows:

 1. PAYMENTS TO DISTRIBUTOR. The Fund may expend pursuant to this Plan and as set forth below an aggregate amount not to exceed 1.00% per annum of the average net assets of the Fund's Class B shares.

2. SERVICE FEES. The Fund shall pay to the Distributor monthly in arrears a shareholder servicing fee (the "Shareholder Servicing Fee") at the rate of 0.25% on the Fund's Class B shares outstanding for less than one year at the end of the month for which such fee is computed. The Fund shall also pay to the Distributor quarterly a Shareholder Servicing Fee at the rate of 0.25% per annum on Class B shares that are outstanding for one year or more at the end of the quarter for which such fee is computed. The Shareholder Servicing Fee is designed to compensate Distributor for paying Service Fees to broker-dealers with whom Distributor has an agreement.

3. DISTRIBUTION FEES. The Fund shall pay to the Distributor monthly in arrears its "Allocable Portion" (as described in Schedule A to this Plan "Allocation Schedule", and until such time as the Fund designates a successor to AFD as distributor, the Allocable Portion shall equal 100%) of a fee (the "Distribution Fee"), which shall accrue each day in an amount equal to the product of (A) the daily equivalent of 0.75% per annum multiplied by (B) the net asset value of the Fund's B shares outstanding on each day.

The Distributor may sell and assign its right to its Allocable Portion (but not its obligations to the Fund under the Agreement) of the Distribution Fee to a third party, and such transfer shall be free and clear of offsets or claims the Fund may have against the Distributor, it being understood that the Fund is not releasing the Distributor from any of its obligations to the Fund under the Agreement or any of the assets the Distributor continues to own. The Fund may agree, at the request of the Distributor, to pay the Allocable Portion of the Distribution Fee directly to the third party transferee.
 Any Agreement between the Fund and the Distributor relating to the Fund's B shares shall provide that:

(i) the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion of the Distribution Fee payable in respect of each "Commission Share" (as defined in the Allocation Schedule) upon the settlement date of each sale of such Commission Share taken into account in determining such Distributor's Allocable Portion of the Distribution Fee;

(ii) notwithstanding anything to the contrary in this Plan or the Agreement, the Fund's obligation to pay the Distributor its Allocable Portion of the Distribution Fee shall not be terminated or modified (including without limitation, by change in the rules applicable to the conversion of the B shares into shares of another class) for any reason (including a termination of this Plan or the Agreement between such Distributor and the Fund) except:

(a) to the extent required by a change in the Investment Company Act of 1940 (the "1940 Act"), the rules and regulations under the 1940 Act, the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), or any judicial decisions or interpretive pronouncements by the Securities and Exchange Commission, which is either binding upon the Distributor or generally complied with by similarly situated distributors of mutual fund shares, in each case enacted, promulgated, or made after March 15, 2000,

(b) on a basis which does not alter the Distributor's Allocable Portion of the Distribution Fee computed with reference to Commission Shares of the Fund, the Date of Original Issuance (as defined in the Allocation Schedule) of which occurs on or prior to the adoption of such termination or modification and with respect to Free Shares (as defined in the Allocation Schedule) which would be attributed to the Distributor under the Allocation Schedule with reference to such Commission Shares, or

(c) in connection with a Complete Termination (as defined below) of this Plan by the Fund;

(iii) the Fund will not take any action to waive or change any contingent deferred sales charge ("CDSC") in respect to the B shares, the Date of Original Issuance of which occurs on or prior to the taking of such action except as provided in the Fund's prospectus or statement of additional information on the date such Commission Share was issued, without the consent of the Distributor or its assigns;

(iv) notwithstanding anything to the contrary in this Plan or the Agreement, none of the termination of the Distributor's role as principal underwriter of the B shares of the Fund, the termination of the Agreement or the termination of this Plan will terminate the Distributor's right to its Allocable Portion of the CDSCs in respect of B shares of the Fund;

(v) except as provided in (ii) above and notwithstanding anything to the contrary in this Plan or the Agreement, the Fund's obligation to pay the Distributor's Allocable Portion of the Distribution Fees and CDSCs payable in respect of the B shares of the Fund shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of the Distributor; and

(vi) until the Distributor has been paid its Allocable Portion of the Distribution Fees in respect of the B shares of the Fund, the Fund will not adopt a plan of liquidation in respect of the B shares without the consent of the Distributor and its assigns. For purposes of this Plan, the term Allocable Portion of the Distribution Fees or CDSCs payable in respect of the B shares as applied to any Distributor shall mean the portion of such Distribution Fees or CDSCs payable in respect of such B shares of the Fund allocated to the Distributor in accordance with the Allocation Schedule as it relates to the B shares of the Fund, and until such time as the Fund designates a successor to AFD as distributor, the Allocable Portion shall equal 100% of the Distribution Fees and CDSCs. For purposes of this Plan, the term "Complete Termination" in respect of this Plan as it relates to the B shares means a termination of this Plan involving the complete cessation of the payment of Distribution Fees in respect of all B shares, the termination of the distribution plans and principal underwriting agreements, and the complete cessation of the payment of any asset based sales charge (within the meaning of the Conduct Rules of the NASD) or similar fees in respect of the Fund and any successor mutual fund or any mutual fund acquiring a substantial portion of the assets of the Fund (the Fund and such other mutual funds hereinafter referred to as the "Affected Funds") and in respect of the B shares and every future class of shares (other than future classes of shares established more than eight years after the date of such termination) which has substantially similar characteristics to the B shares (all such classes of shares the "Affected Classes of Shares") of such Affected Funds taking into account the manner of payment and amount of asset based sales charge, CDSC or other similar charges borne directly or indirectly by the holders of such shares; provided that

(a) the Board of Directors of such Affected Funds, including the Independent Directors (as defined below) of the Affected Funds, shall have determined that such termination is in the best interest of such Affected Funds and the shareholders of such Affected Funds, and

(b) such termination does not alter the CDSC as in effect at the time of such termination applicable to Commission Shares of the Fund, the Date of Original Issuance of which occurs on or prior to such termination.

 2. APPROVAL BY THE BOARD. This Plan shall not take effect until it has been approved, together with any related agreement, by votes of the majority of both

(i) the Board of Directors of the Fund and (ii) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement.

 3. REVIEW OF EXPENDITURES. At least quarterly, the Board of Directors shall be provided by any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement, and the Board shall review, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

 4. TERMINATION OF PLAN. This Plan may be terminated as to the Fund's B-shares at any time by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding B shares of the Fund. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until March 31, 2000. It may thereafter be continued from year to year in the manner provided for in paragraph 2 hereof.

 Notwithstanding the foregoing or paragraph 6, below, any amendment or termination of this Plan shall not affect the rights of the Distributor to receive its Allocable Portion of the Distribution Fee, unless the termination constitutes a Complete Termination of this Plan as described in paragraph 1 above.

 5. REQUIREMENTS OF AGREEMENT. Any Agreement related to this Plan shall be in writing, and shall provide:

a. that such agreement may be terminated as to the Fund at any time, without payment of any penalty by the vote of a majority of the Independent Directors or by a vote of a majority of the outstanding B shares of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and

b. that such agreement shall terminate automatically in the event of its assignment.

 6. AMENDMENT. This Plan may not be amended to increase materially the maximum amount of fee or other distribution expenses provided for in paragraph 1 hereof with respect to the Class B shares of the Fund unless such amendment is approved by vote of a majority of the outstanding voting securities of the Class B shares of the Fund as provided in paragraph 2 hereof, and no other material amendment to this Plan shall be made unless approved in the manner provided for in paragraph 2 hereof.

 7. NOMINATION OF DIRECTORS. While this Plan is in effect, the selection and nomination of Independent Directors shall be committed to the discretion of the Independent Directors of the Fund.

 8. ISSUANCE OF SERIES OF SHARES. If the Fund shall at any time issue shares in more than one series, this Plan may be adopted, amended, continued or renewed with respect to a series as provided herein, notwithstanding that such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Fund.

 9. RECORD RETENTION. The Fund shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 3 hereof for not less than six (6) years from the date of this Plan, or such agreement or reports, as the case may be, the first two (2) years of which such records shall be stored in an easily accessible place.

 IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its officers thereunto duly authorized, as of December __, 1999.

      [Name of Fund]
      By: ____________________________
      Its:  ____________________________


                                 SCHEDULE A
                                   TO THE
                           PLAN OF DISTRIBUTION OF
                                [NAME OF FUND]
                        RELATING TO ITS CLASS B SHARES
                              ALLOCATION SCHEDULE

The following relates solely to B shares.

The Distributor's Allocable Portion of Distribution Fees and CDSCs in respect of B shares shall be 100% until such time as the Distributor shall cease to serve as exclusive distributor of B shares; thereafter, collections that constitute CDSCs and Distribution Fees relating to B shares shall be allocated among the Distributor and any successor distributor ("Successor Distributor") in accordance with this Schedule.

Defined terms used in this Schedule and not otherwise defined herein shall have the meanings assigned to them in the Amended and Restated Principal Underwriting Agreement (the "Distribution Agreement"), of which this Schedule is a part. As used herein the following terms shall have the meanings indicated:

"Commission Share" means each B share issued under circumstances which would normally give rise to an obligation of the holder of such share to pay a CDSC upon redemption of such share (including, without limitation, any B share issued in connection with a permitted free exchange), and any such share shall continue to be a Commission Share of the applicable Fund prior to the redemption (including a redemption in connection with a permitted free exchange) or conversion of such share, even though the obligation to pay the CDSC may have expired or conditions for waivers thereof may exist.

"Date of Original Issuance" means in respect of any Commission Share, the date with reference to which the amount of the CDSC payable on redemption thereof, if any, is computed.

"Free Share" means, in respect of a Fund, each B share of the Fund, other than a Commission Share (including, without limitation, any B share issued in connection with the reinvestment of dividends or capital gains).

"Inception Date" means in respect of a Fund, the first date on which the Fund issued shares.

"Net Asset Value" means the net asset value determined as set forth in the Prospectus of each Fund.

"Omnibus Share" means, in respect of a Fund, a Commission Share or Free Share sold by one of the selling agents listed on [Exhibit I]. If, subsequent to the Successor Distributor becoming exclusive distributor of the B shares, the Distributor reasonably determines that the transfer agent is able to track all Commission Shares and Free Shares sold by any of the selling agents listed on
Exhibit I in the same manner as Commission Shares and Free Shares are currently tracked in respect of selling agents not listed on Exhibit I, then Exhibit I shall be amended to delete such selling agent from Exhibit I so that Commission Shares and Free Shares sold by such selling agent will no longer be treated as Omnibus Shares.

PART I: ATTRIBUTION OF B SHARES

B shares that are outstanding from time to time, shall be attributed to the Distributor and each Successor Distributor in accordance with the following rules;

(1) Commission Shares other than Omnibus Shares:

(a) Commission Shares that are not Omnibus Shares ("Non-Omnibus Commission Shares") attributed to the Distributor shall be those Non-Omnibus Commission Shares the date of Original Issuance of which occurred on or after the Inception Date of the applicable Fund and on or prior to the date the Distributor ceased to be exclusive distributor of B shares of the Fund.

(b) Non-Omnibus Commission Shares attributable to each Successor Distributor shall be those Non-Omnibus Commission Shares the Date of Original Issuance of which occurs after the date such Successor Distributor became the exclusive distributor of B shares of the Fund and on or prior to the date such Successor Distributor ceased to be the exclusive distributor of B shares of the Fund.

(c) A Non-Omnibus Commission Share of a Fund issued in consideration of the investment of proceeds of the redemption of a Non-Omnibus Commission Share of another Fund (the "Redeeming Fund") in connection with a permitted free exchange, is deemed to have a Date of Original Issuance identical to the Date of Original Issuance of the Non-Omnibus Commission Share of the Redeeming Fund, and any such Commission Share will be attributed to the Distributor or Successor Distributor based upon such Date of Original Issuance in accordance with rules (a) and (b) above.

(2)  Free Shares:

Free Shares that are not Omnibus Shares ("Non-Omnibus Free Shares") of a Fund outstanding on any date shall be attributed to the Distributor or a Successor Distributor, as the case may be, in the same proportion that the Non-Omnibus Commission Shares of a Fund outstanding on such date are attributed to each on such date; provided that if the Distributor and its transferees reasonably determines that the transfer agent is able to produce monthly reports that track the Date of Original Issuance for such Non-Omnibus Free Shares, then such Free Shares shall be allocated pursuant to clause 1(a), (b) and (c) above.

(3) Omnibus Shares:

Omnibus Shares of a Fund outstanding on any date shall be attributed to the Distributor or a Successor Distributor, as the case may be, in the same proportion that the Non-Omnibus Commission Shares of the applicable Fund outstanding on such date are attributed to it on such date; provided that if the Distributor reasonably determines that the transfer agent is able to produce monthly reports that track the Date of Original Issuance for the Omnibus Shares, then the Omnibus Shares shall be allocated pursuant to clause 1(a), (b) and (c) above.

PART II: ALLOCATION OF CDSCs

(1) CDSCs Related to the Redemption of Non-Omnibus Commission Shares:

CDSCs in respect of the redemption of Non-Omnibus Commission Shares shall be allocated to the Distributor or a Successor Distributor depending upon whether the related redeemed Commission Share is attributable to the Distributor or such Successor Distributor, as the case may be, in accordance with Part I above.

(2) CDSCs Related to the Redemption of Omnibus Shares:

CDSCs in respect of the redemption of Omnibus Shares shall be allocated to the Distributor or a Successor Distributor in the same proportion that CDSCs related to the redemption of Commission Shares are allocated to each thereof; provided, that if the Distributor reasonably determines that the transfer agent is able to produce monthly reports which track the Date of Original Issuance for the Omnibus Shares, then the CDSCs in respect of the redemption of Omnibus Shares shall be allocated among the Distributor and any Successor Distributor depending on whether the related redeemed Omnibus Share is attributable to the Distributor or a Successor Distributor, as the case may be, in accordance with
Part I above.

PART III: ALLOCATION OF DISTRIBUTION FEE

Assuming that the Distribution Fee remains constant over time so that Part IV hereof does not become operative:

(1) The portion of the aggregate Distribution Fee accrued in respect of all B shares of a Fund during any calendar month allocable to the Distributor or a Successor Distributor is determined by multiplying the total of such Distribution Fee by the following fraction:

        (A + C)/2
        (B + D)/2

where:

A= The aggregate Net Asset Value of all B shares of a Fund attributed to the Distributor or such Successor Distributor, as the case may be, and outstanding at the beginning of such calendar month

B= The aggregate Net Asset Value of all B shares of a Fund at the beginning of such calendar month

C= The aggregate Net Asset Value of all B shares of a Fund attributed to the Distributor or such Successor Distributor, as the case may be, and outstanding at the end of such calendar month

D= The aggregate Net Asset Value of all B shares of a Fund at the end of such calendar month

(2) If the Distributor reasonably determines that the transfer agent is able to produce automated monthly reports that allocate the average Net Asset Value of the Commission Shares (or all B shares if available) of a Fund among the Distributor and any Successor Distributor in a manner consistent with the methodology detailed in Part I and Part III(1) above, the portion of the Distribution Fee accrued in respect of all such B shares of a Fund during a particular calendar month will be allocated to the Distributor or a Successor Distributor by multiplying the total of such Distribution Fee by the following fraction:

 (A)/(B)

where:

A= Average Net Asset Value of all such B shares of a Fund for such calendar month attributed to the Distributor or a Successor Distributor, as the case may be

B= Total average Net Asset Value of all such B shares of a Fund for such calendar month

PART IV: ADJUSTMENT OF THE DISTRIBUTOR'S ALLOCABLE PORTION AND EACH SUCCESSOR DISTRIBUTOR'S ALLOCABLE PORTION

The parties to the Distribution Agreement recognize that, if the terms of any distributor's contract, any distribution plan, any prospectus, the Conduct Rules or any other applicable law change so as to disproportionately reduce, in a manner inconsistent with the intent of this Distribution Agreement, the amount of the Distributor's Allocable Portion or any Successor Distributor's Allocable Portion had no such change occurred, the definitions of the Distributor's Allocable Portion and/or the Successor Distributor's Allocable Portion in respect of the B shares relating to a Fund shall be adjusted by agreement among the relevant parties; provided, however, if the Distributor, the Successor Distributor and the Fund cannot agree within thirty (30) days after the date of any such change in applicable laws or in any distributor's contract, distribution plan, prospectus or the Conduct Rules, they shall submit the question to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the decision reached by the arbitrator shall be final and binding on each of them.